Exhibit 10.9

CNET Networks 2006 Incentive Plan:

Plan Description

Top Four Executive Officers (CEO, President & COO, CFO, and EVP)

Effective for plan year 2006

CNET Networks 2006 Annual Incentive Plan: Plan Description

Plan Objective

CNET Networks 2006 Incentive Plan is designed to reward eligible participants for their efforts toward the accomplishment of the company’s goals for EBITDA and Revenue and, in addition, to help CNET retain key employees during the Plan year.

Eligibility

The participants in the 2006 Incentive Plan are the Top Five Executive Officers (CEO, President & COO, CFO, EVP and EVP, CNET). All employees whose jobs have been defined as eligible can participate, provided that they have been hired or promoted to an incentive eligible position by October 1, 2006.

Employees who are hired or promoted into an incentive eligible position mid-way during a 6-month incentive period will have any payout prorated based on the length of time employed during the 6-month incentive period.

Effective Date of 2006 Incentive Plan

The 2006 Incentive Plan is in effect for calendar year 2006.

Plan Administration

CNET Networks’ Board of Directors’ Compensation Committee (“The Compensation Committee”) is responsible for administering the Top 5 2006 Incentive Plan in its sole discretion and judgment. They will review the quality of CNET’s earnings and recommended incentive payments and make the final, unreviewable decision on all matters related to the Top 5 2006 Incentive Plan. CNET Networks and the Compensation Committee may amend, suspend or terminate the Top 5 2006 Incentive Plan at any time and in such manner and to such extent as they deem advisable. The Compensation Committee shall have the authority to (a) make adjustments to the company’s or a business unit’s financial targets to take into account significant events such as a significant acquisition or a significant business shutdown, an impairment, or other extraordinary event and (b) to determine whether the company has met its financial targets. All payments under this Plan are discretionary and may be reduced or eliminated in the sole discretion of the Compensation Committee of the Board of Directors.

Employee Incentive Opportunity

Each eligible role is assigned a target incentive opportunity by the Compensation Committee, expressed as a dollar amount for the performance period. The target is communicated to the individual in that role.

Any employee who has been hired or newly promoted into an eligible position after October 1, 2006 will not be eligible to participate in the 2006 incentive plan. Employees who receive target

CNET Networks 2006 Annual Incentive Plan: Plan Description

incentive opportunity changes during the year will have any payout prorated based on the number of months at each target incentive opportunity, unless otherwise provided by the Compensation Committee at the time that a change is made.

Actual target incentive opportunity amounts will be discussed with participants by his/her manager or the Compensation Committee on an individual basis.

Components of Target Opportunity

The incentive components for the eligible employees are as follows:

100% of target opportunity will be based on consolidated company financial performance, with 50 % of the target based on the company’s achievement of its Revenue targets and 50% of the target based upon its achievement of its EBITDA targets

Incentive Payouts

Based on Company’s financial performance on Revenue and EBITDA, individual payouts may exceed 100% of target opportunities. The maximum payout is 300% of the target payout provided the 2006 revenue budget is achieved at 150% or greater. If 150% or greater of the revenue budget is not achieved, the maximum financial payout is 200%. The financial targets are determined by the Compensation Committee.

Timing of Payouts

Financial Goals

Payouts may occur two times during the year after the close of the 2nd and 4th quarters.

1st half results against annual threshold = 25% of financial target opportunity payout in Q3 2006 (25% shall be the maximum payout even if financial performance is ahead of target) Full year results against annual threshold = 75% of financial target opportunity payout in Q1 2007 (or such greater or lesser percentage payout based on the actual financial results)

Operating Guidelines

Event	Guideline
Eligibility	Selected full-time employees.

New Hires

New hires are eligible for a prorata payout from the date of hire. All employees whose jobs have been defined as eligible can participate, based on the following dates:

1st Half Participation: Must be hired into an incentive eligible position by April 1, 2006

2nd Half Participation: Must be hired into an incentive eligible position by October 1, 2006

CNET Networks 2006 Annual Incentive Plan: Plan Description

Promotion-New to the Incentive Plan or an incentive opportunity that increases

Payment will be prorated and calculated based on the date of promotion based on the following dates:

1st Half Participation: Must be promoted into an incentive eligible position by April 1, 2006.

2nd Half Participation: Must be promoted into an incentive eligible position by October 1, 2006

* Promotions in January or July 2006 will have an incentive eligible effective data of January 1 or July 1, 2006 respectively

Part-Time/Full-Time Status Change	The prorated incentive opportunity will be used to calculate the incentive payment. If the status change is effective between the 1st and 15th of the month, he/she is credited for a full month with the new incentive opportunity. If the status change is effective between the 16th and 31st of the month, he/she is credited for 1/2 month of the new incentive opportunity.

Terminations -Voluntary/Involuntary -Retirement

No payment for results during the specific measurement period, unless employed in good standing at the end of each measurement period, June 30th, 2006 and December 31, 2006.

For employees who retire in 2006 (defined as voluntary termination or job elimination without cause involving an employee who is 62 years of age or more), a prorated payment will be made based on business results after the end of the Performance Period, at the same time as other normal 2006 Incentive Plan payments are made.

The retiree will be given full credit for the month in which he/she retires.

Death	The company will pay the employee’s designated beneficiary or estate a prorated amount based on business results after the end of the performance period, at the same time as other normal 2006 incentive payments are made.

The 2006 Incentive Plan Document is the governing document in all CNET 2006 Incentive Plan matters.

CNET Networks reserves the right to amend, discontinue or make significant changes in the plan at any time and for any reason it deems sufficient.

CNET Networks 2006 Annual Incentive Plan: Plan Description

2006 Incentive Plan Payout

Consolidated Payout Schedule

	25% payout	100% payout	200% payout	300% payout
Revenue	371,817	409,864	435,809	454,567
EBITDA	75,978	95,001	107,973	118,290

In the event that actual Revenue or EBITDA results are in between the targets set forth above, the payout rate will be determined based upon a linear extrapolation.

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